Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of BioTelemetry, Inc. for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedule of BioTelemetry, Inc.,  and the effectiveness of internal control over financial reporting of BioTelemetry, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

February 22, 2017